EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 31, 2003 relating to the financial statements of Paradigm Genetics, Inc., which appears in Paradigm Genetics, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002.

/s/    PRICEWATERHOUSECOOPERS LLP

Raleigh, North Carolina

May 29, 2003